Exhibit 10.2

December 13, 2017

Mr. Robert Iger
Chief Executive Officer and Chairman
The Walt Disney Company
500 S. Buena Vista Avenue
Burbank, CA

Amendment to Amended and Restated Employment Agreement
Dated as of October 6, 2011
As amended July 1, 2013, October 2, 2014 and March 22, 2017

This letter amends your Amended and Restated Employment Agreement, dated October 6, 2011, as amended by letters dated July 1, 2013, October 2, 2014 and March 22, 2017 (as amended, the “Agreement”), to provide that, except as otherwise provided in paragraph 6 below, the Employment Period thereunder shall be extended to December 31, 2021 (the “Restated Expiration Date”).  All references in the Agreement to the Expiration Date shall be changed to the Restated Expiration Date.

1.            Your Base Salary under Section 3(a) of the Agreement shall be increased to $3,000,000, effective January 1, 2018.  Your Base Salary under Section 3(a) of the Agreement shall be increased to $3,500,000, effective the date on which occurs the closing (the “Transaction Closing Date”) of the transaction (the “Transaction”) contemplated by the Agreement and Plan of Merger, dated December 13, 2017, among Twenty-First Century Fox, Inc., the Company, TWC Merger Enterprises 2 Corp., and TWC Merger Enterprises 1, LLC (the “Transaction Agreement”).

2.            Effective for each fiscal year commencing immediately following the Transaction Closing Date, the target annual incentive bonus opportunity under Section 3(b) of the Agreement shall be $20,000,000. The target annual incentive bonus opportunity under Section 3(b) of the Agreement for the fiscal year in which the Transaction Closing Date occurs shall be adjusted such that the target for such fiscal year shall be the sum of (i) the currently effective target annual incentive, prorated for the portion of such fiscal year through and including the Transaction Closing Date, and (ii) $20,000,000, pro-rated for the portion of such fiscal following the Transaction Closing Date.  So long as you remain in service through the end of the Restated Expiration Date, any annual bonus payable under the Annual Plan for the Company’s fiscal year commencing in calendar year 2021 shall be payable at the end of the performance measurement period (despite your expected earlier termination of service), on a pro-rated basis based on your actual employment in such fiscal year through the Restated Expiration Date, subject to achievement of the applicable performance objectives for such year and without regard to the usual requirement of service through the date of payment.

3.            Effective for each fiscal year commencing immediately following the Transaction Closing Date, the target award grant value under Section 3(c) of the Agreement shall be $25,000,000.  The target award grant value under Section 3(c) of the Agreement for the fiscal year in which the Transaction Closing Date occurs shall be adjusted such that the target for such fiscal year shall be the sum of (i) the currently effective target award grant value, prorated for the portion of such fiscal year through and including the Transaction Closing Date, and (ii) $25,000,000, pro-rated for the portion of such fiscal following the Transaction Closing Date.  To the extent necessary to effect the adjustment described in the immediately preceding sentence, the Company shall make additional equity grants as shall be appropriate as promptly as practicable following the Transaction Closing Date, and such additional equity shall have the same performance conditions and vesting dates as applied to the awards granted earlier in such fiscal year in which the Transaction Closing Date occurs. Any grant of performance-based restricted stock units made in accordance with Section 3(c) of the Agreement (i) from and after the Transaction Closing Date and (ii) if the Transaction Closing Date occurs within the first six months of a fiscal year, prior to the Transaction Closing Date but in the same fiscal year as the Transaction Closing Date, shall provide you (including, as necessary, by amendment of any pre-Transaction Closing Date grant) with the opportunity to earn 200% of the shares related thereto, if the performance of the Company with respect to total shareholder return relative to the S&P 500 Companies over the applicable measurement period is at or above the 75th percentile.  Such enhanced opportunity will result in each such unit being ascribed a higher grant value than awards without this opportunity.  So long as you remain in service through the end of the Restated Expiration Date, in respect of your services in the fiscal year commencing in calendar year 2021, you shall receive long-term incentive awards based on the target award grant value, but pro-rated basis based on your actual employment in such fiscal year through the Restated Expiration Date.  Except as otherwise provided for in this paragraph 3, the terms and conditions with respect to the awards granted under this paragraph 3 shall be the same in

all material respects to the terms and conditions as are applicable to the awards granted to you for the 2017 fiscal year.   For the avoidance of doubt, the provisions contained in Section 3(c) of the Agreement shall apply with respect to the awards under this paragraph 3 mutatis mutandis.

4.            In consideration of your agreement to extend the Employment Period, on the date that the Transaction Agreement is executed, you shall be granted restricted stock units in respect of 245,098 shares of the Company’s common stock (the “Extension RSUs”).  The Extension RSUs shall vest ratably in four approximately equal installments, with the first installment vesting December 31, 2018, with an additional installment vesting on December 31 in each of 2019, 2020 and 2021, in each case subject to your continued employment through that date, except for as otherwise provided for in this Agreement. Additionally, unless the provision allowing performance-based compensation to be deductible regardless of the limitation in Section 162(m) of the Internal Revenue Code is repealed without replacement for non-grandfathered awards, the award shall be subject to performance conditions materially comparable to those applicable to the Performance-Based Stock Unit Award (the “Section 162(m) Vesting Requirement”) granted to you as part of your target annual award in respect of fiscal year 2017 (the “162(m) 2017 PBRSUs”), including, the relative degree of difficulty in achieving the Section 162(m) Vesting Requirement. Except as provided herein, the terms and conditions of such Extension RSUs (including any provisions affording enhanced vesting upon your Termination, including as provided in the Agreement) shall be the same in all material respects as the terms and conditions as are applicable to the 162(m) 2017 PBRSUs.

5.            In consideration of your extension of the Employment Period, on the date that the Transaction Agreement is executed, you shall be granted performance stock units in respect of 687,898 shares of the Company’s common stock (the “Extension PSUs”).  Vesting and payment of all of the Extension PSUs shall be determined upon the satisfaction of a performance vesting requirement based on total shareholder return of the company’s common stock as compared to the total shareholder returns of the S&P 500 Companies with respect to the period commencing on the date that the Transaction Agreement is executed and ending on the Restated Expiration Date. The Extension PSUs shall provide you with the opportunity to earn 150% of the shares related thereto, if the performance of the Company with respect to such total shareholder return relative to the companies in the S&P 500 Companies over the applicable measurement period is at or above the 75th percentile. Notwithstanding anything else in the Agreement, this letter or the 2011 Stock Incentive Plan to the contrary, the Extension PSUs shall be forfeited in the event that (i) you terminate your employment voluntarily (other than pursuant to a Termination with Good Reason) prior to the Restated Expiration Date or (ii) the Transaction Closing Date does not occur prior to the Restated Expiration Date and no payment shall be made in respect to the Extension PSUs unless the Transaction Closing Date shall so occur (even if by their terms the service conditions applicable to such Extension PSUs would otherwise have been waived prior to such date). Except as otherwise expressly provided herein, the terms and conditions of such Extension PSUs (including any provisions affording enhanced vesting upon your Termination, including as provided in the Agreement) shall be the same in all material respects as the terms and conditions as are applicable to the Performance-Based Stock Unit Award granted to you as part of your target annual award in respect of fiscal year 2017, provided, that, vesting shall be subject only to a Total Shareholder Return Test and not the EPS Growth Test.

6.            If the transaction contemplated by the Transaction Agreement is abandoned without the Transaction Closing Date occurring, the Restated Extension Date shall revert to July 2, 2019 (or, if later, 90 days after such transaction is abandoned).

7.            The security services referenced in paragraph 3 of the March 22, 2017 amendment shall be provided for five (5) years after termination of your employment, and the Company will conduct security studies during the Consulting Period.

8.            The Consulting Period referenced in paragraph 5 of the March 22, 2017 shall be increased to be the five-year period commencing immediately following the termination of your employment. The reference in clause (B) of such paragraph 5 to the “12-month period” shall accordingly be revised to the “36-month period”.  The compensation payable in respect of the Consulting Period shall be $500,000 quarterly, payable in arrears. Notwithstanding the foregoing, upon at least ten (10) days’ prior written notice to the Company, you may elect (i) prior to your termination of employment at the Restated Expiration Date not to provide the consulting services referenced in such paragraph 5 and (ii) at any time following the first anniversary of your termination of employment to resign as a consultant and terminate the Consulting Period and, upon the effectiveness of any such election, neither party shall have any further obligation to the other under such paragraph 5 (other than for any unpaid fees or expenses related to services prior to the termination of the Consulting Period).

9.     Notwithstanding the extension of the Employment Period, if you continue in employment through July 2, 2019, your right to receive the payment referenced in paragraph 4 of the March 22, 2017 amendment shall become fully vested and nonforfeitable on such date, and shall be payable as provided in such paragraph (including as otherwise amended by this letter).

10.  In the event that you are terminated earlier than the Restated Expiration Date as a result of the Company’s exercise of its Termination Right or a Termination for Good Reason, the rights and obligations described in paragraphs 7 and 8, and the payment described in paragraph 4 of the March 22, 2017 amendment (which payment shall be made in accordance with such paragraph 4) shall be treated as additional Conditional Benefits under Section 5(d) of the Agreement and any compensation payable with respect thereto shall be payable subject to the satisfaction or waiver of the conditions applicable to Conditional Benefits. Subject to the immediately preceding sentence, the Company’s and your obligations under paragraphs 7 and 8 hereof shall commence immediately following your termination of employment, as if such were the Restated Expiration Date.

11.            Section 18(j) of the Agreement shall be amended to delete the existing provision and replace it with the following:

(j) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt when delivered or sent by telecopy and upon mailing when sent by registered mail, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

The Walt Disney Company
500 South Buena Vista Avenue
Burbank, California 91521
Attention: General Counsel
Telecopy No.: (818) 569-5146

 with a copy to:

Debevoise & Plimpton, LLP
919 Third Avenue
New York, New York 10022
Attention: Lawrence K. Cagney, Esq.
Telecopy No.: (212) 909-6836

If to Executive:

To the address listed as Executive’s principal residence in the Company’s human resources records and to his principal place of employment with the Company with a copy to:

Grubman Shire Meiselas & Sacks, P.C.
152 West 57th Street, 31st Floor
New York, New York 10019
Attention: Allen J. Grubman, Esq. and Eric D. Sacks, Esq.
Telecopy No.: (212) 554-0444.

12.            Except as specified above, the Agreement shall otherwise continue in accordance with its terms and, in the event of any conflict between the terms contained herein and the Agreement, the terms contained herein shall govern. Defined terms used, but not defined, in this letter have the meanings ascribed thereto in the Agreement. If you agree that the foregoing sets forth our full understanding regarding the amendment of the Agreement, please evidence your agreement and acceptance by counter-signing two copies of this letter where indicated below, returning one executed copy to me.

THE WALT DISNEY COMPANY

By:	/s/ Alan N. Braverman
Alan N. Braverman
Senior Executive Vice President,
General Counsel and Secretary

AGREED AND ACCEPTED:

/s/ Robert A. Iger
Robert A. Iger

Dated: December 13, 2017